Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 30, 2019
Registration Statement Nos. 333-228027 and 333-228027-02

$1.75Bln ($1,201,028Bln offered) Toyota Auto Receivables 2019-B Owner Trust

JT-Leads: BofAML(struc), BNPP, Lloyds

Co-Mgrs: Loop, Scotia, USB

	Size	Offered
CLS	($mm)	($mm)	WAL	MDY/S&P	EXP	LEGAL	BENCH	SPRD	YLD	CPN	$PRICE
A-2A	546.60	519.270	1.06	Aaa/AAA	12/20	2/15/22	EDSF	+10	2.605	2.59	99.99892
A-2B	75.00	71.250	1.06	Aaa/AAA	12/20	2/15/22	1ML	+13			100.00000
A-3	516.60	490.770	2.30	Aaa/AAA	7/22	8/15/23	ISWP	+23	2.591	2.57	99.98405
A-4	126.04	119.738	3.47	Aaa/AAA	1/23	11/15/24	ISWP	+31	2.619	2.60	99.98397

BILL & DELIVER:	BofAML	BBG TICKER: TAOT 19-B

EXPECTED RATINGS:	Moody's/S&P	REGISTRATION: PUBLIC

EXPECTED PRICING:	04/30/19	FIRST PAY DATE: 06/15/19

EXPECTED SETTLE:	05/08/19	PXG SPEED: 1.3% ABS to 5% CALL

ERISA ELIGIBLE:	YES	DENOMS: $1k/$1k

CUSIPS:	A-2A 89239JAB0	INTEXNET: bastaot19b 3B93

A-2B 89239JAC8

A-3 89239JAD6

A-4 89239JAE4

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send  you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com.